As filed with the Securities and Exchange Commission on August , 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE CONNECTICUT LIGHT AND POWER COMPANY
(Exact Name of Registrant as Specified in its Charter)

Connecticut	06-0303850
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

107 Selden Street
Berlin, CT 06037
(860) 665-5000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Gregory B. Butler, Esq.
Senior Vice President, Secretary and General Counsel
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copies To:

Jeffrey C. Miller, Esq.	David P. Falck, Esq.
Assistant General Counsel	Pillsbury Winthrop LLP
Northeast Utilities Service Company	1540 Broadway
107 Selden Street	New York, NY 10036-4039
Berlin, CT 06037 (860) 665-5000	(212) 858-1438

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee

First and Refunding Mortgage Bonds	$880,000,000	100%	$880,000,000	$111,496*

*	Estimated solely for purposes of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 13, 2004

PROSPECTUS

THE CONNECTICUT LIGHT AND POWER COMPANY

$880,000,000

FIRST AND REFUNDING MORTGAGE BONDS

The Connecticut Light and Power Company intends to offer from time to time in one or more series up to $880 million of its First and Refunding Mortgage Bonds (the “Bonds”). This Prospectus provides you with a general description of the Bonds.

When a particular series of Bonds is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Bonds (each such supplement, a “Prospectus Supplement”). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Bonds. This Prospectus may not be used to sell any of the Bonds unless accompanied by a Prospectus Supplement.

Unless otherwise indicated in a related Prospectus Supplement, the Bonds will not be listed on a national securities exchange or on the Nasdaq stock market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer the Bonds directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Bonds. “Plan of Distribution” below also provides more information on this topic.

The date of this Prospectus is August , 2004.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission’s rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

We are subject to the informational requirements of the Securities Exchange Act of l934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by us with the Commission, at the Commission’s Public Reference Room at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission’s Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2003, on the website of our parent company, Northeast Utilities, at http://www.nu.com. The information on this website is not a part of this Prospectus.

You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement‹s›. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all the Bonds:

-	Annual Report of the Company on Form 10-K for the year ended December 31, 2003;

- -
Quarterly Reports for the Company on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

Current Reports for the Company on Form 8-K filed on January 22, 2004, June 15, 2004 and June 28, 2004.

We will provide to each person, including any beneficial owner of Bonds, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

Randy A. Shoop
Treasurer
The Connecticut Light and Power Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-3258

2

FORWARD-LOOKING STATEMENTS

We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward-looking statements. Actual results or outcomes could differ materially because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets and other presently unknown or unforeseen factors.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Environmental Protection Agency and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs and present or prospective wholesale and retail competition (including but not limited to transmission costs).

Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions and legal and administrative proceedings (whether civil or criminal) and settlements.

All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. See “Where You Can Find More Information” above. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Commission utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may issue and sell the Bonds in one or more series up to an aggregate dollar amount of  $880,000,000.

This Prospectus provides you with a general description of the Bonds. Each time we sell the Bonds, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in the Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

3

THE CONNECTICUT LIGHT AND POWER COMPANY

The Connecticut Light and Power Company (the “Company”), a Connecticut corporation, is a wholly-owned subsidiary of Northeast Utilities, a registered public utility holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company––furnish electric service in portions of Connecticut, New Hampshire and western Massachusetts. The Company is the largest electric utility in Connecticut and is engaged principally in the purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 1.2 million retail customers in 149 cities and towns in Connecticut. We have two wholly-owned active subsidiaries, CL&P Receivables Corporation, a financing subsidiary, and CL&P Funding, LLC, which was organized to facilitate the issuance of rate reduction bonds as part of a state-sponsored securitization program.

Our principal executive offices are located at 107 Selden Street, Berlin, CT 06037.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

		Year Ended December 31,
	Six Months Ended June 30, 2004
	(unaudited)	2003	2002	2001	2000	1999

Ratio of Earnings to Fixed Charges(1)	2.13	1.75	2.10	2.46	3.07	1.47

(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest, and dividend payments on preferred stock.

USE OF PROCEEDS

The net proceeds from the sale of the Bonds will be used (i) to refinance short-term borrowings of the Company previously incurred or to be incurred in the ordinary course of business, including borrowings incurred for the redemption of the $59 million 1994 Series C 8-½% Bonds Due June 1, 2024, which were redeemed on August 10, 2004, (ii) to finance capital expenditures for distribution and transmission facilities expansion and (iii) for general corporate purposes. As of June 30, 2004, we had $201.2 million of short-term debt outstanding and $80 million in borrowings under our accounts receivable facility.

DESCRIPTION OF THE BONDS

General.    We will issue the Bonds in one or more series under an Indenture of Mortgage and Deed of Trust, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”), dated as of May 1, 1921, as amended and supplemented and as it is to be further supplemented by one or more Supplemental Indentures each of which would relate to one or more series of the Bonds. In this Prospectus, we will refer to the Indenture of Mortgage and Deed of Trust, as amended and supplemented, as the “Indenture” and we will refer to any Supplemental Indenture that will supplement the Indenture as a “Supplemental Indenture.”

4

The following description sets forth certain general terms and provisions of the Bonds to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Indenture, which is incorporated herein by reference in and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Bonds offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Bonds so offered will be described therein. Capitalized terms not defined herein have the meanings given to them in the Indenture. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

Amendment and Restatement of the Indenture. We currently are seeking to amend and restate the Indenture substantially in its entirety. To become effective under the Indenture, most of the terms of such amendment would require the consent of the holders of 66-2/3% in principal amount of all bonds outstanding under the Indenture. The remaining terms of such amendment would require the consent of the holders of 100% in principal amount of all bonds outstanding under the Indenture. In this Prospectus, we will refer to the terms of such amendment that would require 66-2/3% consent as the “A Amendment” and we will refer to the terms of such amendment that would require 100% consent as the “B Amendment.” We have already obtained the required approvals for both the A Amendment and the B Amendment from the Connecticut Department of Public Utility Control.

Each holder of the Bonds, solely by virtue of its acquisition of the Bonds, will have and be deemed to have consented, without the need for any further action or consent by such holder, to the A Amendment and the B Amendment, with such additions, deletions, and other changes prior to such amendment and restatement (“Future Changes”) (1) that add to our covenants in the A Amendment and the B Amendment, or surrender our rights or powers therein, for the benefit of the holders of the bonds issued thereunder, (2) as the Trustee and its counsel may request, (3) as the Connecticut Department of Public Utility Control or other regulatory authority having jurisdiction over us may request, or (4) otherwise, as we may propose after the date of the execution and delivery of each Supplemental Indenture under which a series of the Bonds is issued, provided that (a) in the case of any Future Change described in clause (4), that Future Change is not, in our reasonable judgment, inconsistent with the fundamental structure and terms of the A Amendment and the B Amendment, and (b) in the case of any Future Change described in clause (3) or (4), such Future Change does not adversely affect in any material respect the interests of the holders of the Bonds. We intend to include a similar consent to both the A Amendment and the B Amendment as part of the terms of any new bonds to be issued under the Indenture.

Thus, at some time in the future, we expect to receive the consents that we will need to cause the A Amendment and the B Amendment, together with such further additions, deletions, and other changes, to become effective. We presently expect to cause the A Amendment to become effective promptly upon receipt of the requisite 66-2/3% consent. Thereafter, the B Amendment would become effective automatically upon receipt of the requisite 100% consent.

Based on the amount of bonds currently outstanding, and assuming no bond retirements, we will receive the 66-2/3% consent that we will need to cause the A Amendment to become effective upon our issuance of approximately $400 million of new bonds. Based upon our estimate of issuances of new bonds, including the Bonds, we presently estimate that we will receive the requisite 66-2/3% consent for the A Amendment no later than mid-2006.

As of August 11, 2004, we had two series of bonds outstanding – the $139.8 million 7 7/8% Series D bonds due 2024, which are non-callable, and the $62 million 1996 Series B bonds due 2031, which evidence and secure our obligations relating to a like amount of tax-exempt bonds. At the present time, we do not foresee redeeming, purchasing or retiring either series of those bonds prior to maturity nor do we expect to seek or receive consent to the A Amendment and the B Amendment from the holders of such bonds. Therefore, we do not presently expect the B Amendment to become effective until those two series of bonds mature.

5

Accordingly, presented below are summary descriptions of the Bonds and the Indenture – as now in effect and as they will be in effect if, following receipt of requisite bondholder consents, the Indenture is amended in accordance with the terms of the A Amendment and the B Amendment.

THERE ARE MATERIAL DIFFERENCES BETWEEN THE INDENTURE AS NOW IN EFFECT AND AS IT WILL BE IN EFFECT IF AND WHEN IT IS AMENDED BY THE A AMENDMENT AND THE B AMENDMENT, AND YOU ARE ADVISED TO CAREFULLY READ THE SUMMARIES BELOW TO UNDERSTAND THE IMPACT OF THE A AMENDMENT AND THE B AMENDMENT. THE SUMMARY DESCRIPTION OF THE PROVISIONS OF THE INDENTURE AND OF THE A AMENDMENT AND THE B AMENDMENT WHICH FOLLOWS DOES NOT PURPORT TO BE COMPLETE OR TO COVER ALL OF THE PROVISIONS THEREOF. COPIES OF THE INDENTURE AS NOW IN EFFECT AND THE FORM OF PROPOSED AMENDMENT AND RESTATEMENT OF THE INDENTURE, INCLUDING THE A AMENDMENT AND THE B AMENDMENT, ARE AVAILABLE FROM US AND REFERENCE IS MADE TO THE INDENTURE AS NOW IN EFFECT AND THE FORM OF PROPOSED AMENDMENT AND RESTATEMENT OF THE INDENTURE FOR A COMPLETE STATEMENT OF THE APPLICABLE PROVISIONS. THE PROPOSED AMENDMENT AND RESTATEMENT OF THE INDENTURE, INCLUDING THE A AMENDMENT AND THE B AMENDMENT, IS INCLUDED AS AN EXHIBIT TO THE SUPPLEMENTAL INDENTURE THAT IS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

General Terms of the Bonds. The Prospectus Supplement with respect to each series of Bonds will set forth the maturity date, interest rate, interest payment dates, record dates and other specific terms and provisions for such series.

The Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of Bonds of other authorized denominations and for transfer at the principal office of the Trustee in New York City without payment in either case of any charge other than for any tax or other governmental charges required to be paid by us.

The A Amendment and the B Amendment would not affect the above-described provisions.

Security. The Indenture constitutes a first mortgage lien (subject to liens permitted by the Indenture) on substantially all of our physical property and franchises, including our generating stations, if any are acquired in the future, and our transmission and distribution facilities. We currently do not own any generating stations. Subject to the provisions of the Federal Bankruptcy Code, the Indenture will also constitute a lien on after-acquired property, although in states other than Connecticut it may be necessary to comply with applicable recording requirements to perfect the lien on after-acquired property. The Indenture also permits after-acquired property to be subject to liens prior to that of the Indenture. The security afforded by the Indenture is for the equal and ratable protection of all our presently outstanding bonds and any bonds which may hereafter be issued under the Indenture, including the Bonds.

The A Amendment and the B Amendment would continue the existing first mortgage lien of the Indenture, but the B Amendment would expand both the types of property excepted from the lien and the types of permitted liens. We believe that these changes will not have a material effect on the security afforded by the mortgage lien on the property subject thereto. However, the B Amendment also would exclude any generating properties from the lien of the Indenture. Although this is not significant at present because we own no generating properties and have no present plan to acquire or construct any such properties, if any such properties are acquired or constructed in the future, they would not be subject to the lien of the Indenture unless we chose to take such action.

Unlike the Indenture, the B Amendment would permit us to create certain liens on the mortgaged property that are equal with or prior to the lien of the Indenture. We believe that this change will not have a material effect on the security provided by the Indenture, because the test for the issuance of additional bonds that would become effective with the A Amendment (and that is described below in the last paragraph under “Issuance of Additional Bonds; Earnings Coverage”), in effect, counts outstanding equal or prior secured debt against the our ability to issue additional bonds.

6

Under certain limited circumstances, the lien of the Indenture on real property in Connecticut acquired by us after June 3, 1985 could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes Section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste. Although we presently own no property outside of Connecticut, if we acquire such property it is likely that comparable environmental lien subordination statutes would apply to any such property in other states.

Redemption Provisions. Unless otherwise provided in the Supplemental Indenture under which a series of the bonds is issued, each series of bonds will be redeemable at our option as a whole or in part at any time upon at least 30 days' prior written notice given by mail as provided in the Indenture at redemption prices (expressed in percentages of principal amount) that will be set forth in the Supplemental Indenture and the Prospectus Supplement with respect to such series, together in each case with accrued and unpaid interest to the redemption date.

The A Amendment and the B Amendment would not affect the above-described redemption provisions.

Issuance of Additional Bonds; Earnings Coverage. The Indenture permits, subject to various conditions and restrictions set forth therein, the issuance of an unlimited amount of additional bonds. Additional bonds may be issued under the Indenture (a) against bonds or certain prior lien obligations that have been retired or redeemed, or (b) on the basis of a certification of unbonded property additions, or (c) against the deposit of an equal amount of cash with the Trustee.

Additional bonds may be issued under the Indenture to the extent of 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the Commission under the Public Utility Holding Company Act of 1935 (the “Holding Company Act”)) of unbonded property additions.

Except in the case of issuing bonds against prior redeemed bonds, we may not issue additional bonds under the Indenture unless its net earnings, as defined and as computed without deducting income taxes, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application to the Trustee for authentication of additional bonds is made, were at least twice the annual interest charges on all of our outstanding bonds, including the proposed additional bonds, and any outstanding prior lien obligations. We have no current unbonded property additions available that would support the issuance of additional bonds under the Indenture, nor do we believe we will have any in the foreseeable future. Therefore, we must issue bonds against prior redeemed bonds (of which we have approximately $685.4 million presently available) and, as indicated above, in such case, the net earnings coverage test would not apply.

Where cash is deposited under the Indenture with the Trustee as a basis for the issue of bonds, it may be withdrawn against 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the Commission under the Holding Company Act) of bondable property additions or against the deposit of bonds or prior lien obligations that would otherwise be available to be made the basis of the issue of additional bonds. Such cash may also be used to purchase or redeem bonds of any series as we may designate.

As of June 30, 2004, we had no unbonded property additions available that would support the issuance of additional bonds under the Indenture. We believe, however, that we have sufficient credits available with respect to previously retired or redeemed bonds to issue, at some time in the future, presently estimated to be no later than mid-2006, a sufficient principal amount of new bonds to allow us to obtain the requisite consents that we will need to cause the A Amendment to become effective. See “Amendment and Restatement of the Indenture” above.

Under the A Amendment, all of the above-described issuance requirements would be eliminated and new bonds could be issued under the Indenture in an unlimited amount so long as, after giving effect to such issue, the aggregate amount of all outstanding bonds and “secured debt” (generally, debt secured by a lien equal with or prior to the lien of the Indenture) does not exceed 75% of the sum of (1) the lesser of the depreciated cost or fair market value of our property then subject to the lien of the Indenture plus (2) certain cash then on deposit with the Trustee.

7

Sinking and Improvement Fund. Neither the Indenture, the A Amendment nor the B Amendment contain a sinking and improvement fund requirement.

Replacement Fund. If, as at the end of any year, the aggregate amount expended by us for property additions since December 31, 1966 is less than the “replacement fund requirement” (discussed below) for the same period, we are required under the Indenture to make up the deficit by depositing cash with the Trustee, or by depositing with the Trustee bonds or prior lien obligations which would otherwise be available as a basis for the issuance of additional bonds or by certifying unbonded property additions taken at 100% of the amount certified. At our request, any cash so deposited may be used to purchase or redeem (at the applicable Special Redemption Price) bonds of such series as we may designate. A replacement fund deficit may thereafter be offset by expenditures in a later year in excess of the requirement for such year and thereupon we will be entitled, to the extent of such offset, to the return of cash, bonds or prior lien obligations deposited to make up the deficit or reinstate as bondable any property additions certified for such purpose.

The replacement fund requirement is computed on an annual basis, and is equal, for each year, to 2.25% of the average of the amounts carried on our books for depreciable property at the beginning and end of the year. As of June 30, 2004, our expenditures for property additions had exceeded the replacement fund requirement by approximately $994,137,661.

The A Amendment would eliminate the replacement fund requirement.

Withdrawal or Application of Cash. Cash deposited with the Trustee pursuant to the replacement fund requirements may, at our option, be withdrawn against a certification of unbonded property additions, or against the deposit of bonds or prior lien obligations which would otherwise be available to be made the basis of the issue of additional bonds or may be applied to the purchase or redemption (at the applicable Special Redemption Price) of bonds of such series as we may designate. When the cash to be withdrawn has been deposited under the replacement fund requirement, a withdrawal equal to 100% is permitted.

Under the A Amendment, cash deposited with the Trustee can be applied or withdrawn by the Company at any time so long as there is no default under the Indenture and so long as, after giving effect to such withdrawal, the Company could then issue at least $1.00 of additional bonds under the test for the issuance of additional bonds that would become effective with the A Amendment (and that is described above in the last paragraph under “Issuance of Additional Bonds; Earnings Coverage”).

Release of Property. Unless an event of default under the Indenture has occurred and is continuing, the Company may obtain the release from the lien of the Indenture of any mortgaged property upon a certification that the property is no longer desirable in the conduct of the Company’s business, that the security of the Indenture will not be impaired and the deposit with the Trustee of an amount in cash or property equal to the full value to the Company of the property to be released.

Under the A Amendment, property may be released upon compliance with the same requirements applicable to the withdrawal of cash deposited with the Trustee described above in the second paragraph under “Withdrawal or Application of Cash.”

The A Amendment also would provide simplified procedures for the release of property and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. If we retain any interest in any property released from the lien of the Indenture, the Indenture will not constitute a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. The B Amendment would provide simplified procedures for the release of minor properties.

Dividend Restrictions. The Indenture contains provisions that restrict the payment of common stock dividends. Under these provisions, we may not, after December 31, 1966, declare or pay any dividends, or make any other distributions on or in respect of its common stock (other than by way of stock dividends or when an equal amount of cash is received concurrently as a capital contribution or on the sale of common stock), or purchase or otherwise acquire or permit a subsidiary to purchase or otherwise acquire for a consideration any shares of our common stock, if the aggregate of such dividends, distributions, and such consideration for purchase or other acquisition of shares of our common stock after December 31, 1966 would exceed (i) earned surplus (determined in accordance with the Indenture) accumulated after December 31, 1966, plus (ii) earned surplus accumulated prior to January 1, 1967 in an amount not exceeding $13,500,000, plus (iii) such additional amount as may be authorized by the Commission under the Holding Company Act. In 2000 and 2002 the Commission authorized the payment of an aggregate additional $410,000,000 from capital surplus, of which $400,000,000 has been paid. At June 30, 2004 earned surplus against which such dividends, distributions, and such consideration for purchase or other acquisition of shares could be paid or made would have amounted to approximately $297,942,000.

8

The A Amendment would eliminate the above-described dividend restriction.

Default. The Indenture provides that the following events will constitute “events of default” thereunder: (i) failure to pay principal; (ii) failure for 90 days to pay interest; (iii) failure to perform any of the other Indenture covenants for 90 days after notice to the Company; (iv) failure to perform any covenant contained in any lien securing prior lien obligations if such default permits enforcement of the lien; and (v) certain events in bankruptcy, insolvency or receivership. The Indenture requires us to deliver to the Trustee an annual officer’s certificate as to compliance with certain provisions of the Indenture.

The A Amendment would modify the above-described “event of default” provisions by eliminating the “event of default” with respect to prior lien obligations described in clause (iv) and by including as an additional enumerated “event of default” any other event or occurrence specified as an “event of default” in the terms of a particular series of bonds.

The Indenture provides that, if any event of default exists, the holders of a majority in principal amount of the bonds outstanding may, after tender to the Trustee of indemnity satisfactory to it, direct the sale of the mortgaged property.

The A Amendment and B Amendment would not affect the above-described provisions relating to the direction of the Trustee upon an event of default.

Modification of the Indenture. The Indenture may be supplemented or amended to convey additional property, to state indebtedness of companies merged, to add further limitations to the Indenture, to evidence a successor company, or to make such provision in regard to questions arising under the Indenture as may be necessary or desirable and not inconsistent with its terms.

Under the A Amendment, the Indenture may also be amended without bondholder consent if the changes do not adversely affect the interests of the holders of any series of bonds in any material respect.

The Indenture also permits the modification, with the consent of holders of 66-2/3% of the bonds affected, of any provision of the Indenture, except that (a) no such modification may effect a reduction of such percentage unless all bondholders consent, (b) no such modification may effect the creation of a lien equal with or prior to that of the Indenture unless all bondholders consent, (c) no bondholder who refuses to consent may be deprived of his security and (d) the Company’s obligations as to the maturities, payment of principal, interest or premium and other terms of payment may not be modified unless all affected bondholders consent.

The A Amendment retains the 66-2/3% consent requirement for modifications and also generally retains the restrictions described in (a), (b), (c), and (d) of the preceding paragraph. The B Amendment would remove the 66-2/3% consent requirement and permit modifications with the consent of holders of a majority of the bonds so affected, but generally retains the restrictions described in (a) and (d) of the preceding paragraph. Under the B Amendment, the restriction described in (b) of the preceding paragraph would become inapplicable, because the B Amendment also would permit the creation of a lien equal with or prior to that of the Indenture (as described above in the third paragraph under “Security”). The B Amendment also generally retains the restriction described in (c) of the preceding paragraph, but would permit, without bondholder consent, modifications that release the lien of the Indenture on mortgaged property having an aggregate value not greater than 10% of the aggregate value of all mortgaged property at thetime the B Amendment becomes effective.

9

Book-Entry Only System. Each series of Bonds may be issued in the form of one or more global bonds (the "Global Bonds") representing all or part of such series of Bonds and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Indenture ("DTC") and registered in the name of DTC or nominee of DTC. Certificated Bonds will not be exchangeable for Global Bonds and, except under the circumstances described below, the Global Bonds will not be exchangeable for certificated Bonds.

So long as DTC, or its nominee, is the registered owner of the Global Bonds, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Bonds represented by the Global Bonds for all purposes under the Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Global Bonds and will not be considered the Holders thereof under the Indenture. Accordingly, each person holding a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Bonds.

DTC has advised us as follows: DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of Global Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Bonds on DTC's records. The ownership interest of each actual purchaser of each Global Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Bonds, except in the event that the use of the book-entry system for the Global Bonds is discontinued.

To facilitate subsequent transfers, all Global Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

10

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If the Global Bonds are redeemable, redemption notices shall be sent to DTC. If less than all of the Global Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Global Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the Global Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or any agent for payment on or registration of transfer or exchange of any Global Bond on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC nor its nominee, any agent for payment on or registration of transfer or exchange of any Global Bond, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or any agent for payment on or registration of transfer or exchange of any Global Bond, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Global Bonds at any time by giving reasonable notice to us or any agent for payment on or registration of transfer or exchange of any Global Bond. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Bonds are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Global Bond certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

Neither the Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Bond will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial interests.

11

LEGAL OPINIONS

Legal opinions relating to the validity of the Bonds will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of the Company.

Certain legal matters will be passed upon for any underwriters by Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for any underwriters, agents or dealers.

EXPERTS

The consolidated financial statements and the related financial statement schedules as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference , and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PLAN OF DISTRIBUTION

We may sell the Bonds offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Bonds may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of Bonds of any series.

If we use any underwriters in the sale of Bonds, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the obligations of any underwriters to purchase the Bonds will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the Bonds offered in the Prospectus Supplement if any are purchased.

If a dealer is utilized in the sale of the Bonds, we will sell the Bonds to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

If any of the Bonds are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Bonds. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would otherwise be in the absence of such transactions.

The Bonds of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Bonds are sold by us for public offering and sale may make a market in such Bonds, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Bonds.

12

In connection with the sale of the Bonds, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Bonds may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing fee for Registration Statement	$111,496*
Printing costs	$5,000
Accounting Fees	$40,000
Fees and expenses of Trustee	$2,500
Fees of rating agencies	$563,000
Reimbursement of underwriters’ expenses and counsel fees in connection with qualification or registration of the Bonds under state securities or “blue sky” laws	$2,000
Miscellaneous and incidental expenses, including travel, telephone, copying, postage	$5,000

Total	$728,996

*	Actual Amount

13

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of the State of Connecticut. Section 33-771 of The Connecticut Business Corporation Act (CBCA) generally provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation.

The CBCA also provides that, unless ordered by a court under section 33-774 of the CBCA, a corporation may not indemnify a director under section 33-771: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth above; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

A corporation may not indemnify a director under section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in said section. The determination shall be made: (1) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; (2) by special legal counsel (A) selected in the manner prescribed in clause (1) of this sentence, or (B) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (3) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

In addition, under the CBCA a director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall: (1) order indemnification if it determines that the director is entitled to mandatory indemnification under section 33-772 of the CBCA; (2) order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by section 33-778(a) of the CBCA; or (3) order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable (A) to indemnify the director or (B) to advance expenses to the director, even if he has not met the relevant standard of conduct set forth in section 33-771(a) of the CBCA, failed to comply with section 33-773 of the CBCA or was adjudged liable in a proceeding referred to in section 33-771(d)(1) or (2) of the CBCA, provided if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 33-776 of the CBCA provides that (a) a corporation may indemnify and advance expenses under sections 33-770 to 33-779 of the CBCA, inclusive, to an officer, employee or agent of the corporation who is a party to a proceeding because he is an officer, employee or agent of the corporation (1) to the same extent as a director, and (2) if he is an officer, employee or agent but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. A corporation may delegate to its general counsel or other specified officer or officers the ability under section 33-376(a) of the CBCA to determine that indemnification or advance for expenses to such officer, employee or agent is permissible and the ability to authorize payment of such indemnification or advance for expenses. By their terms, the provisions of section 33-376 that are described in this paragraph do not in any way limit either the ability or the obligation of a corporation to indemnify and advance expenses under other applicable law to any officer, employee or agent who is not a director.

14

Section IX of our Certificate of Incorporation provides that we shall indemnify and advance reasonable expenses to an individual made or threatened to be made a party to a proceeding because he/she is or was a director of the Company to the fullest extent permitted by law under sections 33-771 and 33-773 of the CBCA. Section IX also requires that we indemnify and advance reasonable expenses under sections 33-770 to 33-778, inclusive, of the CBCA to any officer, employee or agent of the Company who is not a director to the same extent as a director and to such further extent, consistent with public policy, as may be provided by contract, our Certificate of Incorporation, our Bylaws or a resolution of our board of directors. Section IX further provides that, in connection with any advance for such expenses, we may, but need not, require any such officer, employee or agent to deliver a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for expenses if it is ultimately determined that he/she is not entitled to indemnification. Under Section IX, our board of directors, by resolution, our general counsel, or such additional officer or officers as the board of directors may specify, shall have the authority to determine that indemnification or advance for such expenses to any such officer, employee or agent is permissible and to authorize payment of such indemnification or advance for expenses. Section IX also provides that our board of directors, by resolution, our general counsel, or such additional officer or officers as our board of directors may specify, shall also have the authority to determine the terms on which we shall advance expenses to any such officer, employee or agent, which terms need not require delivery by such officer, employee or agent of a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for such expenses if it is ultimately determined that he/she is not entitled to indemnification.

Section IX provides that the indemnification and advance of expenses provided for therein shall not be deemed exclusive of any other rights to which those indemnified or eligible for advance for expenses may be entitled under Connecticut law as in effect on the effective date of Article IX and as thereafter amended or any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Finally, Section IX provides that no lawful repeal or modification of Section IX or the adoption of any provision inconsistent therewith by our board of directors and shareholders or change in statute shall apply to or have any effect on our obligations to indemnify or to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Company in defending any proceeding arising out of or with respect to any acts or omissions occurring at or prior to the effective date of such repeal, modification or adoption of a provision or statutes change inconsistent with Section IX.

We also maintain an insurance policy that insures our directors and officers against certain liabilities.

15

ITEM 16.    EXHIBITS

EXHIBIT NO.	DESCRIPTION

1	Form of Underwriting Agreement for the Bonds.

3.1
Certificate of Incorporation of The Connecticut Light and Power Company restated to March 22, 1994 (incorporated by reference to Exhibit 3.2.1 of Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-00404).

3.1.1 Certificate of Amendment to Certificate of Incorporation of CL&P dated December 26, 1996 (incorporated by reference to Exhibit 3.2.2 of Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11419).

3.1.2 Certificate of Amendment to Certificate of Incorporation of CL&P dated April 27, 1988 (incorporated by reference to Exhibit 3.2.3 of Annual Report on Form 10-K for the year ended December 31, 1998, File No. 1-11419).

3.2	By-laws of CL&P, as amended to January 1, 1997 (incorporated by reference to Exhibit 3.2.3, Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11419).

4.1
Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of May 1, 1921 (Composite including 24 amendments through May 1, 1967) (incorporated by reference to Exhibit 4.1.1, Annual Report on From 10-K for the year ended December 31, 1989, File No, 1-5324).

4.1.1 Supplemental Indenture Dated as of October 1, 1994 (incorporated by reference to Exhibit 4.2.16, Annual Report on Form 10-K for the year ended December 31, 1994, File No. 1-11419).

4.1.2 Supplemental Indenture dated as of June 1, 1996 (incorporated by reference to Exhibit 4.2.16, Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11419)

4.2	Form of Supplemental Indenture (including as Schedule C thereto, the form of Indenture as proposed to be amended and restated).

5	Opinion of Jeffrey C. Miller, Esq. regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on the signature page to this Registration Statement).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas (formerly, Bankers Trust Company).

16

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
provided, however, that paragraph 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

17

(6) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

18

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Berlin, State of Connecticut, on August 13, 2004.

THE CONNECTICUT LIGHT AND POWER COMPANY (REGISTRANT)

By:	/s/ Cheryl W. Grisé
Cheryl W. Grisé Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Gregory B. Butler, John H. Forsgren, David R. McHale and Jeffrey C. Miller, and each of them singly, their true and lawful attorneys, with full power to each such attorney to sign for them in their names, in the capacities indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments to said registration statement.

SIGNATURE	TITLE	DATE
/s/ Cheryl W. Grisé ____________________________________ Cheryl W. Grisé	Chief Executive Officer and a Director	August 13, 2004
/s/ Leon J. Olivier ____________________________________ Leon J. Olivier	President and Chief Operating Officer and a Director	August 13, 2004
/s/ David H.Boguslawski ___________________________________ David H. Boguslawski	Vice President – Transmission Business and a Director	August 13, 2004

/s/ John P. Stack ___________________________________ John P. Stack	Vice President—Accounting and Controller	August 13, 2004

/s/ John H. Forsgren ___________________________________ John H. Forsgren	Executive Vice President and Chief Financial Officer	August 13, 2004

19

Exhibit Index
EXHIBIT NO.	DESCRIPTION

1	Form of Underwriting Agreement for the Bonds.

3.1
Certificate of Incorporation of The Connecticut Light and Power Company restated to March 22, 1994 (incorporated by reference to Exhibit 3.2.1 of Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-00404).

3.1.1 Certificate of Amendment to Certificate of Incorporation of CL&P dated December 26, 1996 (incorporated by reference to Exhibit 3.2.2 of Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11419).

3.1.2 Certificate of Amendment to Certificate of Incorporation of CL&P dated April 27, 1988 (incorporated by reference to Exhibit 3.2.3 of Annual Report on Form 10-K for the year ended December 31, 1998, File No. 1-11419).

3.2	By-laws of CL&P, as amended to January 1, 1997 (incorporated by reference to Exhibit 3.2.3, Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11419).

4.1
Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of May 1, 1921 (Composite including 24 amendments through May 1, 1967) (incorporated by reference to Exhibit 4.1.1, Annual Report on From 10-K for the year ended December 31, 1989, File No, 1-5324).

4.1.1 Supplemental Indenture Dated as of October 1, 1994 (incorporated by reference to Exhibit 4.2.16, Annual Report on Form 10-K for the year ended December 31, 1994, File No. 1-11419).

4.1.2 Supplemental Indenture dated as of June 1, 1996 (incorporated by reference to Exhibit 4.2.16, Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-11419)

4.2	Form of Supplemental Indenture (including as Schedule C thereto, the form of Indenture as proposed to be amended and restated).

5	Opinion of Jeffrey C. Miller, Esq. regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on the signature page to this Registration Statement).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas (formerly, Bankers Trust Company).

20